Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary Name	Jurisdiction

Thorne Research, Inc.	South Carolina

Health Elements, LLC	Delaware

WellnessFX, Inc.	Delaware

Drawbridge Health, Inc.	Delaware

Nutrativa, LLC	Delaware

Thorne Asia PTE, LTD	Singapore